Schedule A: Financial Information

RUBICON MINERALS CORPORATION
Consolidated Balance Sheets
(Stated in Canadian Dollars)

	As at
	September 30,	December 31,
	2003	2002
	(unaudited)	(audited)
Assets
Current assets
Cash and cash equivalents	$9,383,603	$1,159,966
Marketable securities (market value - $140,582)	136,145	-
Amounts receivable (note 6)	983,822	64,369
Goods and services tax receivable	115,979	120,028
Prepaid expenses	17,756	5,456
	10,637,305	1,349,819

Investments	330,000	40,119
Capital assets	38,329	38,954
Deferred property costs (statement, note 4)	16,628,344	12,258,113
	$27,633,978	$13,687,005

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$660,578	$553,872

Shareholders' Equity
Share capital (note 5a)	33,397,537	18,737,677
Contributed surplus	258,196	197,485
Deficit	(6,682,333)	(5,802,029)
	26,973,400	13,133,133
	$27,633,978	$13,687,005

Approved by the Board of Directors:

David W. Adamson	Michael J. Gray
David W. Adamson, Director	Michael J. Gray, Director

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Operations and Deficit
Unaudited
(Stated in Canadian Dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002
Expenses
Amortization	$2,474	$3,810	$7,422	$9,020
Consulting, inclusive of stock-based
	42,098	40,000	144,988	201,175
compensation
Gain on sale of investment	(9,331)	-	(9,331)	-
Interest and miscellaneous income	(38,935)	(11,413)	(91,485)	(44,978)
Investor relations	103,457	69,088	334,526	201,151
Office	24,005	17,399	81,354	41,451
Professional fees	27,906	24,005	76,352	78,864
Rent	17,466	18,337	57,281	49,354
Salaries - administrative	51,563	25,735	121,617	107,572
Securities filing fees	97,755	7,746	132,275	33,003
Travel and accommodation	11,136	3,290	18,414	6,911
Utilities	1,412	1,217	5,495	3,229
Write-off of deferred property costs	-	-	1,396	33,879
Net loss for the period	(331,006)	(199,214)	(880,304)	(720,631)
Deficit, beginning of period	(6,351,327)	(5,221,334)	(5,802,029)	(4,699,917)
Deficit, end of period	$(6,682,333)	$(5,420,548)	$(6,682,333)	$(5,420,548)
Loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Weighted average number of common shares	44,899,331	32,537,680	40,916,590	30,236,597

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Cash Flows Unaudited
(Stated in Canadian Dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002
Cash provided by (used for):
Operating Activities
Net loss for the period	$(331,006)	$ (199,214)	$(880,304)	$ (720,631)
Adjustment for non-cash items:
Stock-based compensation	12,328		60,711	133,675
Amortization	2,474	3,810	7,422	9,020
Write-off of deferred property costs	-	-	1,396	33,879
Gain on sale of investment	(9,331)	-	(9,331)	-
Changes in non-cash working capital components:
Prepaid expenses	(5,684)	1,097	(12,300)	6,132
Amounts receivable	(688,083)	(70,116)	(919,453)	(43,909)
Goods and services tax receivable	68,764	(14,972)	4,049	(27,215)
Accounts payable and accrued liabilities	320,992	369,820	106,706	365,855
	(629,546)	90,425	(1,641,104)	(243,194)
Investing Activities*
Deferred property costs - gross	(2,500,374)	(2,253,428)	(8,150,823)	(5,880,757)
Purchase of investments	(300,000)	-	(330,000)	-
Proceeds on sale of marketable securities	11,665	-	11,665	-
Purchase of capital assets	(5,088)	(5,898)	(6,797)	(21,226)
	(2,793,797)	(2,259,326)	(8,475,955)	(5,901,983)
Financing Activities*
Common shares issued for cash	8,664,631	527,513	15,325,709	5,890,312
Share issue costs	(625,425)	-	(1,212,130)	(256,029)
Option payments received - net	118,386	-	226,149	-
Recovery of property costs incurred	1,276,487	739,699	3,754,609	1,920,671
Management and administration fees received	94,274	21,751	246,359	127,046
	9,528,353	1,288,963	18,340,696	7,682,000

Net cash (used) provided during the period	6,105,010	(879,938)	8,223,637	1,536,823
Cash and cash equivalents, beginning of period	3,278,593	3,425,447	1,159,966	1,008,686
Cash and cash equivalents, end of period	$9,383,603	$ 2,545,509	$9,383,603	$ 2,545,509

* Supplemental Disclosure of Non-Cash Investing and Financing Activities

During the nine month period ended September 30, 2003, the Company issued 492,811 (2002 - 879,500) of its common shares at an aggregate value of $546,281 (2002 - $1,211,990) and received 713,559 (2002 - Nil) common shares at a value of $98,360 (2002 - $Nil) pursuant to the terms of property agreements. During the nine month period ended September 30, 2003, the Company recorded $60,711 (2002 - $133,675) in stock-based compensation expense.

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs
Unaudited
(Stated in Canadian Dollars)

	Balance		Write-off or	Balance
	December 31,	Expenditures	Recovery	September 30,
	2002	(Fees earned - 2003)	2003	2003
	(audited)	(unaudited)	(unaudited)	(unaudited)

CANADA
ONTARIO
Red Lake Properties
McFinley Property
Acquisition costs	$2,592,103	$173,418	$-	$ 2,765,521
Exploration costs
Geological and geochemical	596,447	391,134	-	987,581
Drilling	295,516	1,539,237	-	1,834,753
Geophysical	78,365	21,437	-	99,802
Travel and accommodation	20,616	62,432	-	83,048
Other	25,139	1,261	-	26,400
	3,608,186	2,188,919	-	5,797,105
English Royalty Division Properties
Acquisition costs	-	880,923	(316,009)	564,914
Exploration costs
Geological and geochemical	-	65,537	-	65,537
Travel and accommodation	-	1,529	-	1,529
Other	-	23	-	23
	-	948,012	(316,009)	632,003
Red Lake Joint Venture Properties
Acquisition costs	429,075	254,087	(190,527)	492,635
Exploration costs
Geological and geochemical	443,117	409,328	(374,173)	478,272
Drilling	381,223	1,825,685	(1,686,174)	520,734
Geophysical	95,342	160,601	(160,601)	95,342
Travel and accommodation	32,949	67,649	(67,303)	33,295
Other	3,118	-	-	3,118
Administration fees (earned)	(201,540)	(168,854)	-	(370,394)
	1,183,284	2,548,496	(2,478,778)	1,253,002
McCuaig JV Project
Acquisition costs	79,940	-	-	79,940
Exploration costs
Geological and geochemical	399,753	21,813	(12,510)	409,056
Drilling	873,632	194,962	(77,985)	990,609
Geophysical	27,202	800	(320)	27,682
Travel and accommodation	22,991	6,993	(2,797)	27,187
Other	1,400	-	-	1,400
Administration fees (earned)	(10,144)	(6,315)	-	(16,459)
	1,394,774	218,253	(93,612)	1,519,415

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs (continued)
Unaudited
(Stated in Canadian Dollars)

	Balance	Expenditures	Write-off or	Balance
	December 31,	(Fees earned - 2003)	Recovery	September 30,
	2002	(unaudited)	2003	2003
	(audited)		(unaudited)	(unaudited)

Other Red Lake Properties
Acquisition costs	$90,895	$95,829	$(70,410)	$ 116,314
Exploration costs
Geological and geochemical	52,024	10,934	-	62,958
Drilling	-	35,909	-	35,909
Geophysical	78,973	-	-	78,973
Travel and accommodation	892	64	-	956
	222,784	142,736	(70,410)	295,110
Other Ontario Properties
Acquisition costs	41,310	-	-	41,310
Exploration costs
Geological and geochemical	22,722	-	-	22,722
Geophysical	56,362	-	-	56,362
Travel and accommodation	1,322	-	-	1,322
	121,716	-	-	121,716
NEWFOUNDLAND
Golden Promise Properties
Acquisition costs	146,887	409,583	(121,418)	435,052
Exploration costs
Geological and geochemical	146,369	214,629	(47,129)	313,869
Drilling	113,636	-	-	113,636
Geophysical	11,443	149,940	(54,843)	106,540
Travel and accommodation	5,251	954	-	6,205
Administration fees (earned)		(35,014)	-	(35,014)
	423,586	740,092	(223,390)	940,288
Avalon Trend Properties
Acquisition costs	55,340	145,188	-	200,528
Exploration costs
Geological and geochemical	143,427	46,776	-	190,203
Travel and accommodation	3,072	947	-	4,019
	201,839	192,911	-	394,750
New World Property
Acquisition costs	35,040	1,400	-	36,440
Exploration costs
Geological and geochemical	85,357	107,558	-	192,915
Travel and accommodation	1,766	6	-	1,772
	122,163	108,964	-	231,127
StarTrack Trend Properties
Acquisition costs	196,826	16,050	-	212,876
Exploration costs
Geological and geochemical	165,282	76,079	-	241,361
Geophysical	11,822	57,197	-	69,019
Travel and accommodation	9,380	359	-	9,739
Other	450	-	-	450
	383,760	149,685	-	533,445

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs (continued)
Unaudited
(Stated in Canadian Dollars)

	Balance		Write-off or	Balance
	December 31,	Expenditures	Recovery	September 30,
	2002	(Fees earned - 2003)	2003	2003
	(audited)	(unaudited)	(unaudited)	(unaudited)

Glenwood-Botwood Trend Properties
Acquisition costs	$398,773	$18,245	$-	$417,018
Exploration costs
Geological and geochemical	286,659	347,089	(134,680)	499,068
Geophysical	204,521	290,262	(344,548)	150,235
Travel and accommodation	5,173	677	-	5,850
Administration fees (earned)	-	(42,176)	-	(42,176)
	895,126	614,097	(479,228)	1,029,995
Great NP Gold Trend Property
Acquisition costs	117,071	(82,900)	-	34,171
Exploration costs
Geological and geochemical	25,010	3,392	-	28,402
Travel and accommodation	3,373	-	-	3,373
	145,454	(79,508)	-	65,946
Base Metal Properties
Acquisition costs	266,157	72,978	(58,839)	280,296
Exploration costs
Geological and geochemical	511,960	119,457	-	631,417
Drilling	538,236	1,757	-	539,993
Geophysical	169,913	16,194	-	186,107
Travel and accommodation	39,580	9,194	-	48,774
Other	9,612	208	-	9,820
Administration fees (earned)	(84,947)	-	-	(84,947)
	1,450,511	219,788	(58,839)	1,611,460
BRITISH COLUMBIA
Axelgold and Thumb Peak Properties
Acquisition costs	434,571	1,267	-	435,838
Exploration costs
Geological and geochemical	59,041	(326)	-	58,715
Drilling	1,099	-	-	1,099
Travel and accommodation	2,921	22	-	2,943
Administration fees (earned)	(63,860)	-	-	(63,860)
	433,772	963	-	434,735
NUNAVUT, BAFFIN ISLAND
Incognita Joint Venture Property
Acquisition costs	84,048	-	-	84,048
Exploration costs
Geological and geochemical	83,759	4,809	(2,404)	86,164
Drilling	32,758	-	-	32,758
Geophysical	14,151	-	-	14,151
Travel and accommodation	4,294	-	-	4,294
Other	282	-	-	282
Administration fees (earned)	(197,448)	(95)	-	(197,543)
	21,844	4,714	(2,404)	24,154

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION
Consolidated Statements of Deferred Property Costs (continued)
Unaudited
(Stated in Canadian Dollars)

	Balance		Write-off or	Balance
	December 31,	Expenditures	Recovery	September 30,
	2002	(Fees earned - 2003)	2003	2003
	(audited)	(unaudited)	(unaudited)	(unaudited)

ALASKA
Palmer Property
Acquisition and holding costs	$800,865	$93,480	$-	$894,345
Exploration costs
Geological and geochemical	213,957	1,006	-	214,963
Drilling	680,324	-	-	680,324
Travel and accommodation	13,193	293	-	13,486
Other	17,458	-	-	17,458
Administration fees (earned)	(76,483)	-	-	(76,483)
	1,649,314	94,779	-	1,744,093

Deferred Property Costs	$12,258,113	$8,092,901	$(3,722,670)	$16,628,344

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION

Notes to the Consolidated Financial Statements

September 30, 2003 (Unaudited)

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company is incorporated in British Columbia and is involved in the acquisition and exploration of property interests that are considered potential sites of economic mineralization. At the date of these financial statements, the Company has not been able to identify a known body of commercial grade ore on any of its properties and the ability of the Company to realize the costs it has incurred to date on these properties is dependent upon the Company being able to identify a commercial ore body, to finance its exploration and development costs and to resolve any environmental, regulatory, or other constraints which may hinder the successful development of the property. These activities are conducted primarily in Canada and Alaska, USA.

2. BASIS OF PRESENTATION

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to interim financial reporting. The accounting policies followed and the measurement criteria applied are consistent with those utilized in the preparation of the Company's audited financial statements dated December 31, 2002, and readers should also refer to these annual statements, which provide information on the Company's accounting policies and more comprehensive note disclosures of certain financial statement line items, including the Company's property interests.

3. RELATED PARTY TRANSACTIONS

Two directors of the Company are paid fees based on employment contracts at the rate of $6,500 per month. One director of the Company is paid a fee based on an employment contract at the rate of $5,000 per month. These fees for exploration and administrative management have been paid in the normal course of operations and are measured at the exchange amount, which is that amount of consideration established and agreed to by the related parties.

	Nine month periods ended
	September 30, 2003	September 30, 2002
Aggregate fees paid to directors	$162,000	$162,000

The Company also paid a law firm, of which a partner of the firm is a director of the Company, $251,311 during the nine months ended September 30, 2003 for legal services (recorded in professional expenses, mineral property acquisition costs and share issue costs) and as at September 30, 2003 this firm is owed approximately $91,000 for the unpaid portion of these and previous charges for legal services, a balance which is included in accounts payable and accrued liabilities.

4. MINERAL PROPERTIES

The following is a summary of the significant changes in the Company's material property interests subsequent to June 30, 2003.

CANADA ONTARIO
Red Lake
MD West Property

The company acquired an option to earn a 100% interest in 6 mineral claims (92 units) comprising the MD West Properties located in the Red Lake Mining District, Nunggesser Lake and Sobeski Lake area, Ontario. In order for the Company to earn its interest, it must make cash payments totalling $60,500 ($10,500 paid). The property is subject to a 2% NSR of which 1% NSR can be purchased for $1 million.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
September 30, 2003 (Unaudited)

4. MINERAL PROPERTIES (continued)

MD East Property

The company acquired an option to earn a 100% interest in 7 mineral claims (107 units) comprising the MD West Properties located in the Red Lake Mining District, Hanton area, Ontario. In order for the Company to earn its interest, it must make cash payments totalling $60,500 ($10,500 paid). The property is subject to a 2% NSR of which 1% NSR can be purchased for $1 million.

NEWFOUNDLAND

Lush Property

The Company acquired an option to earn a 100% interest in 2 Mineral Licences (6 claims) comprising the Lush Property, located in the Gander area, Newfoundland. In order for the Company to earn its interest it must make $35,000 in cash payments ($5,000 paid). The property is subject to a 2% NSR of which 1% can be purchased for $1 million.

Three Angle Pond Property

The Company acquired a 100% interest in one Mineral Licence (62 claims) comprising the Three Angle Pond Property, located in the Badger area, Newfoundland. The property is subject to a 1% NSR of which 0.5% can be purchased for $250,000. Placer Dome has accepted this project as part of the Golden Promise Option Agreement as it lies in the area of influence (AOI) and will make the underlying option payments during the option period.

Badger Property

The Company acquired an option to earn a 100% interest in five Mineral Licences (64 claims) comprising the Badger Property, located in the Exploits River area, Newfoundland. In order for the Company to earn its interest it must make $30,000 in cash payments ($7,500 paid) and issue a total of 15,000 shares. The property is subject to a 2% NSR of which 1% can be purchased for $1 million. Placer Dome has accepted this project as part of the Golden Promise Option Agreement as it lies in the area of influence (AOI) and will make the underlying option payments during the option period.

Tom Joe Property

The Company acquired an option to earn a 100% interest in one Mineral Licence (6 claims) comprising the Tom Joe Property, located in the Tom Joe Brook area, Newfoundland. In order for the Company to earn its interest it must make $49,000 in cash payments ($13,000 paid). The property is subject to a 2.5% NSR of which 1.5% can be purchased for $1.5 million. Placer Dome has accepted this project as part of the Golden Promise Option Agreement as it lies in the area of influence (AOI) and will make the underlying option payments during the option period.

Whitestar Property

The Company acquired an option to earn a 100% interest in four Mineral Licences (28 claims) comprising the Whitestar Property, located in the White Bay area, Newfoundland. In order for the Company to earn its interest it must make $110,000 in cash payments ($10,000 paid) and issue a total of 100,000 shares. The property is subject to a 2.5% NSR of which 1.5% can be purchased for $1.5 million.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
September 30, 2003 (Unaudited)

5. SHARE CAPITAL

(a) Authorized share capital consists of 250,000,000 common shares without par value.

	Price per Share		Cost
	$	Number of Shares	$
Issued at December 31, 2002		34,032,251	18,737,677
Issued for property interests	1.10	25,000	27,500
	1.15	250,000	287,500
	0.94	25,000	23,500
	0.87	34,000	29,580
	0.84	43,811	36,801
	1.00	35,000	35,000
	1.33	80,000	106,400
Private placements	1.05	5,740,300	(1) 5,440,611
	1.05	5,239,029	(2) 4,875,555
	1.25	2,000,000	2,500,000
Warrant exercises	0.35	166,393	58,238
	0.80	295,000	236,000
	0.65	60,000	39,000
	0.65	144,231	93,750
	1.10	187,500	206,250
	0.65	1,009,616	656,250
Stock option exercises	0.21	2,500	525
	0.74	10,000	7,400
		15,347,380	14,659,860
Issued at September 30, 2003		49,379,631	33,397,537

Note:    (1) Net of issue costs of $586,705
              (2) Net of issue costs of $625,425

(b) Stock Options

The following is a summary of the changes in the Company's outstanding stock options for the nine month interim periods ended September 30.

	2003		2002
		Weighted -		Weighted -
	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price
		$		$
Fixed options
Balance at beginning of period	3,117,500	0.67	1,680,000	0.38
Granted	515,000	0.80	1,585,000	0.93
Exercised	(12,500)	0.63	(167,500)	0.39
Cancelled/Expired	-	-	(50,000)	0.43
Outstanding and exercisable at end of
period*	3,620,000	0.69	3,047,500	0.66

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
September 30, 2003 (Unaudited)

5. SHARE CAPITAL (continued)

(b) Stock options (continued)

* At September 30, 2003, the weighted-average remaining contractual life of stock options outstanding is 2.0 years (2002 - 2.8 years).

In accordance with the Recommendations of the Canadian Institute of Chartered Accountants, the Company records an expense on a fair value basis in connection with all grants of stock options to individuals other than employees and directors, with an offsetting credit to contributed surplus. The Company has elected to record stock-based compensation granted to directors and employees using the intrinsic value method, but must provide disclosure of the pro-forma impact of measuring these grants utilizing the fair value approach.

This disclosure for the interim periods presented currently is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002
Net loss for the period:
As reported	$ (331,006)	$ (199,214)	$(880,304)	$ (720,631)
Additional compensation expense	((74,630)	(2,417)	(123,013)	(2,417)
Pro-forma net loss for the period	$ (405,636)	$ (201,631)	$ (1,003,317)	$ (723,048)

Loss per share:
As reported	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Pro-forma	$(0.01)	$(0.01)	$(0.01)	$(0.02)

For purposes of the determination of stock-based compensation expense amounts, the fair value of options has been estimated using the Black-Scholes Option Pricing Model based on the following assumptions: a risk free interest rate of 3.5%; expected lives of 2 years; an expected volatility of 35%; and no expectation for the payment of dividends.

Option pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and therefore it is management's view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company's stock option grants.

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
September 30, 2003 (Unaudited)

5. SHARE CAPITAL (continued)

(c) Summary of dilutables outstanding at September 30, 2003:

		Exercise Price or
Type of Issue	Number Outstanding	Price Range	Expiry Date
		$
Stock Options	1,460,000	0.21-0.74	11/22/03
	250,000	1.34	05/29/04
	50,000	0.87	10/15/04
	20,000	0.62	11/20/04
	75,000	0.87	01/17/05
	125,000	0.76	12/15/05
	100,000	1.15	07/09/07
	1,225,000	0.83	08/08/07
	90,000	0.68	07/03/06
	225,000	0.84	07/18/07
Total Stock Options	3,620,000

Warrants	2,267,650	1.25	02/20/05
	502,500	1.25	02/26/05
	100,000	1.25	03/04/05
	5,239,029	1.25	08/22/05
Agents' Warrants	272,118	1.05	02/20/05
	42,168	1.05	02/26/05
	12,000	1.05	03/04/05
	723,903	1.05	08/22/05
Total Warrants	9,159,368

6. AMOUNTS RECEIVABLE

At September 30, 2003, the balance of amounts receivable is comprised of the following items:

$

Exploration cost reimbursements	$594,117
Mineral claim exploration security deposits	318,267
Other receivables	71,438

$983,822

RUBICON MINERALS CORPORATION
Notes to the Consolidated Financial Statements
September 30, 2003 (Unaudited)

7. SUBSEQUENT EVENTS

In addition to any items disclosed elsewhere in these notes, the following events have occurred during the period since September 30, 2003:

  The following stock options have been exercised subsequent to September 30, 2003: 770,000 options exercised at $0.43, 325,000 options exercised at $0.23, 175,000 options exercised at $0.21, 35,000 options exercised at $0.42, 100,000 options exercised at $0.37; 5,000 options exercised at $0.83; and, 30,000 options exercised at $0.38 for gross proceeds to the Company of $509,850.

  62,500 warrants were exercised at $1.25 for gross proceeds to the Company of $78,125.

  The Company entered into a new agreement with AngloGold (Canada) Exploration Ltd. ("AngloGold"), restructuring their respective land holdings at Red Lake, Ontario on the following basis:

  AngloGold acquired a 100% interest in certain Rubicon properties in the area of, and including, the Rivard project, located at the west end of the Red Lake belt, subject to a 1.75% NSR royalty granted to Rubicon.

  Rubicon will acquire a 100% interest in all other (former RLJV) properties subject to a sliding scale NSR royalty to AngloGold of 1.75% at a gold price of less than US $450 per ounce and 2% at a gold price equal to or greater than US $450 per ounce, excepting certain claims located in the north part of the belt in which AngloGold will be granted a sliding scale NSR royalty of 2% at a gold price of less than US $450 per ounce and 2.5% at a gold price equal to or greater than US $450 per ounce. In the event of a positive production decision to place a mine into production on Rubicon properties, Rubicon will make a one-time payment to AngloGold of the greater of US$2 million or 1.5 million common shares of the Company.

  The Company acquired a 50.1% interest in a private Nevada Company in exchange for providing $300,000 in funding.

  The Company renegotiated its West Red Lake Agreement with Redstar Gold Corp. ("RGC"). RGC had partially completed its earn-in to a 51% interest, pursuant to which it is required to spend $2.575 million in exploration over four years, of which approximately $1.5 million has been spent to date. Revised terms are as follows:

  Rubicon has agreed to reduce the RGC earn-in expenditures required to increase its interest from 51% to 60% to $3 million. In exchange for granting this reduction, RGC will issue 150,000 RGC shares to Rubicon.

  In the event a third party sub-options the properties, both RGC and Rubicon have agreed to dilute their relative positions on a pro-rata basis. In this event, RGC will issue shares to Rubicon in the amount of 4% of the number of issued and outstanding shares at the time of the sub-option, to a maximum of 1,000,000 shares.

  Rubicon has agreed to purchase 350,000 units of RGC at a price of $0.15. Each unit will consist of one share and one warrant exercisable for 12 months from date of issue at a price of $0.20.

  RGC has agreed, subject to securing funds, to reimburse the Company for all payments made in 2004 to the underlying property owners.

  The Company optioned the East Bay Property in Red Lake, Ontario, to Wolfden Resources Inc. Under the terms of this agreement, Wolfden, as operator, must spend $5 million to earn a 60% interest over a four year period, including $750,000 in Year 1, $500,000 of which is a firm commitment and must be spent within the next 8 months. Wolfden must also make cash payments totalling $100,000 and issue 40,000 Wolfden shares to the Company over the four year period.

  The Company optioned two of its Red Lake properties to Goldcorp Inc. To earn a 60% interest in the properties, Goldcorp must spend $5 million on exploration over four years, including committed first year expenditures of $750,000, and complete a one million share private placement into Rubicon at a price of $1.60 per share for total proceeds of $1,600,000.